Exhibit 99

MTM TECHNOLOGIES ANNOUNCES EQUITY FUNDING

•	Receives $3.8MM of additional funding
•	Announces senior management changes
•	Provides updated guidance for the fourth quarter ending March 31, 2007 and for Fiscal 2008

STAMFORD, CT - April 12, 2007 - MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced that it has received an additional $3.8 million of preferred equity financing from its existing investors, Pequot Ventures and Constellation Ventures. In this transaction, MTM Technologies issued 2,537,728 shares of Series A-6 Preferred Stock and 765,258 warrants to purchase shares of common stock at an exercise price of $1.63. The Series A-6 Preferred Stock is convertible into shares of common stock at a conversion price of $1.485 per share.

“The additional preferred equity financing from Pequot Ventures and Constellation Ventures will provide us with a stronger financial base upon which to execute our positive financial plan for our current 2008 fiscal year which ends March 31, 2008” said Jay Braukman, Senior Vice President and Chief Financial Officer of MTM Technologies.

The company also announced that Francis J. Alfano, Chief Executive Officer of MTM Technologies will be departing in the near term to pursue other opportunities. Gerald A. Poch, senior managing director of Pequot Ventures and Non-Executive Chairman of the Board of Directors stated, “Frank led the building of MTM Technologies into a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies. The entire Board of Directors thanks Frank for his contribution during his tenure with MTM Technologies and wishes him well in the future. After a year of significant business integration, the company has a solid business plan for its new fiscal year and is well positioned for positive EBITDA performance.”

Steve Stringer, President and Chief Operating Officer of MTM Technologies, will continue in those capacities and will now report directly to Mr. Poch, as Non-Executive Chairman acting on behalf of the Board of Directors. In addition, Jay Braukman, SVP and CFO of MTM Technologies will now report directly to Mr. Stringer with additional reporting responsibilities to Mr. Poch. Commenting on Mr. Braukman, Steve Stringer said “Jay has built a strong finance team at MTM Technologies in a very short time. His leadership in finance and his strong operating experience have made him an important member of our senior management team. We look forward to Jay’s continued leadership during this time of transition.”

Messrs. Stringer and Braukman indicated that to drive the positive financial performance projected for the current fiscal year ending March 31, 2008, the company implemented a final round of cost reductions which will result in a restructuring charge of approximately $1.8 million in the fourth fiscal quarter ended March 31, 2007. In addition, the company estimates that revenues will be approximately $64 million in the quarter ending March 31, 2007.

Messrs. Stringer and Braukman further indicated that while the company is still finalizing the details of the fiscal 2008 financial plan, it currently anticipates revenues of approximately $280 million and positive and increasing EBITDA in each quarter during fiscal 2008.

About MTM Technologies
MTM Technologies, Inc. (NASDAQ: MTMC) is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies  Partnered with industry-leading technology providers such as Cisco, Citrix,

Microsoft, HP, Sun Microsystems, EMC and Avaya, MTM Technologies’ practice areas include access infrastructure, IP telephony, enterprise storage, security and network and systems infrastructure. Service areas include managed services, consulting, professional IT staffing and implementation. For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings.  The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in  MTM Technologies’ expectations or future events.

For more information, contact:

            Timothy Dolan
            Senior Managing Director
            Integrated Corporate Relations, Inc.
            617-956-6727
            timothy.dolan@icrinc.com

            Jay Braukman
            Chief Financial Officer
            MTM Technologies, Inc.
            203-975-3750
            investorrelations@mtm.com